Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600
BASIC ENERGY SERVICES REPORTS
SECOND QUARTER 2017 RESULTS

FORT WORTH, Texas - July 27, 2017 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the second quarter ended June 30, 2017.

Basic emerged from its Chapter 11 bankruptcy pursuant to a prepackaged plan of reorganization on December 23, 2016. Upon emergence from the Chapter 11 bankruptcy, the Company adopted fresh start accounting, which resulted in Basic becoming a new entity for accounting and financial reporting purposes upon emergence. As such, the application of fresh start accounting was reflected in Basic’s balance sheet as of December 31, 2016 and all fresh start accounting adjustments were included in its consolidated statement of operations for the year ended December 31, 2016. Due to these adjustments, the financial statements as of June 30, 2017 are not comparable with information provided for periods prior to December 31, 2016.

SECOND QUARTER 2017 HIGHLIGHTS

Second quarter 2017 revenue increased 17% to $213.3 million from $182.0 million in the first quarter of 2017, as rising drilling rig count and overall activity levels continued to rise throughout most geographic areas. This recovery in oilfield-related services led our customers to expedite postponed maintenance work and complete more wells located throughout our footprint. In the second quarter of 2016, Basic generated $120.0 million in revenue.

For the second quarter of 2017, Basic reported a net loss of $23.9 million, or a loss of $0.92 per basic and diluted share. This is compared to a net loss of $38.6 million, or $1.49 per basic share and diluted share for the first quarter of 2017, and a net loss of $89.9 million, or $2.11 per basic and diluted share in the second quarter of 2016.

Exhibit 99.1

	Three months ended June 30, 2017
	(in millions)	EPS
Special Items (adjusted for tax)	(Unaudited)
Net loss, as reported	$(23.9)	$(0.92)
Restructuring expense	0.7	0.03
Valuation allowance on federal deferred tax assets	8.5	0.32
Adjusted net loss	$(14.7)	$(0.57)

Excluding the impact of these special items listed above, Basic reported a net loss of $14.7 million, or a loss of $0.57 per basic and diluted share in the second quarter of 2017. The restructuring expenses are professional fees associated with Basic’s Chapter 11 Restructuring incurred in 2017. Excluding special items, the Company reported a net loss of $22.6 million, or a loss of $0.87 per basic and diluted share, in the first quarter of 2017 and a net loss of $57.0 million, or a loss of $1.34 per basic and diluted share in the second quarter of 2016.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “We were pleased with our second quarter results as we delivered a second consecutive 17% increase in revenue driven by a recovery in all of our oil-related business segments. This increased level of activity that started in the Permian Basin and the SCOOP/STACK plays in Oklahoma, is now spreading into the Niobrara, California, and Eagle Ford markets. Additionally, improvements in other non-conventional basins are strengthening our base of business as well.

“Our customers benefitted from higher oil prices in the second quarter and took advantage of competitively priced oilfield services to accelerate drilling, completion and well maintenance activity. Most have increased their capital expenditures programs thus far this year. From an EBITDA standpoint, we are now clearly in positive territory and we expect that to continue for the remainder of 2017. While pricing has improved, especially on the completion side of the business, most markets remain competitive with only limited pricing improvement. Nevertheless, increased activity and improved pricing allowed us to deliver a sequential 560 basis point expansion in gross margin.

“This improved performance was led by our pressure pumping, coil tubing, and other completion and remedial product lines, with all of our frac horsepower operating during the quarter. Half of the 74,000 HHP we recently purchased was placed in service during the latter part of the second quarter and the remaining half will be operational in this quarter. A delay in the delivery of new software control parts from a manufacturer postponed the activation of this HHP. In addition, this quarter we will activate our two newest large diameter coil units that were delivered in early July. We are also experiencing a ramp-up in activity in our well servicing business with increased utilization and increased revenue per rig hour. Fluid services was relatively flat in terms of truck count and utilization, as weather and holiday capped activity levels. Revenue per truck hour did improve slightly on some small pricing increases improving margins slightly.

“Looking forward to the second half of 2017, we continue to expect a gradual improvement in pricing and utilization across most lines of business. We currently anticipate additional margin expansion in the third quarter as activity is spreading to more basins and longer daylight hours will benefit our utilization levels. We are also seeing a healthy level of inquiries regarding equipment and crew availability for well maintenance and repair activity. These are clear indicators of future demand. However, we are keeping a close eye on oil prices. Our current view is predicated on oil pricing trading at current levels or higher. Customers, especially those with stretched balance sheets or those that have

Exhibit 99.1

not hedged their production, have quickly responded to fluctuation in oil prices: slowing down spending when prices linger below $45 per barrel and ramping up significantly when prices show stickiness above $50 per barrel. Likewise, for natural gas prices, customers in gassier markets have ramped activity when pricing stabilizes above $3 per million cubic feet. As a result of our belief that commodity pricing will slowly improve in the coming quarters, we currently expect to generate a sequential increase of 6-10% in quarterly revenues in the third quarter. This guidance could change quickly if commodity pricing ramps at a much faster pace or retraces recent lows.

“For the third quarter and beyond, we will be changing the name of our Fluid Services segment to Water Logistics. The change reflects the growing holistic approach to water management by our entire fluids business and our customers’ needs. Recycling, pipelining, fresh water sourcing, water storage and chemical treatment are growing sub-segments of this business. Our commercial salt water disposal well network, one of the nation’s largest, and our best in class fluid truck fleet finish out the nation’s largest and most comprehensive fleet of assets dedicated to water logistics in the U.S. onshore oil and gas industry.”

Adjusted EBITDA was $12.0 million, or 6% of revenues, for the second quarter of 2017 compared to ($1.2) million, or (1)% of revenues, in the first quarter of 2017. In the second quarter of 2016, Basic generated Adjusted EBITDA of ($11.5) million, or (10)% of revenues. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization (“EBITDA”), the net gain or loss from the disposal of assets, retention expense, and restructuring expense. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

2017 First Six Months Highlights

Revenues for the first half of 2017 rose 58% to $395.3 million from $250.4 million in the first six months of 2016.

Adjusted EBITDA for the first six months of 2017 was $10.8 million, or 3% of revenues, compared to ($22.6 million), or (9%) of revenues, for the first six months of 2016. Adjusted EBITDA excludes the special items discussed above for both 2017 and 2016. Adjusted EBITDA is reconciled in note 2 under the accompanying financial tables.

For the first half of 2017, Basic reported a net loss of $62.6 million, or $2.41 per basic and diluted share, compared to a net loss of $173.2 million, or $4.14 per basic and diluted share, for the first half of 2016. Excluding special items in both 2017 and 2016, Basic generated an adjusted net loss of $36.6 million, or $1.42 per basic and diluted share for the first half of 2017 compared to an adjusted net loss of $111.8 million, or $2.67 per basic and diluted share in the first six months of 2016.
Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue increased 34% to $107.4 million in the second quarter of 2017 from $80.4 million in the prior quarter. The sequential increase in revenue was primarily due to higher activity levels as customers took advantage of improved pricing to reduce the inventory of drilled but uncompleted wells outstanding, offset by significant weather impacts of approximately $4.2

Exhibit 99.1

million during the second quarter. In the second quarter of 2016, this segment generated $36.2 million in revenue.

At June 30, 2017, Basic had approximately 518,000 hydraulic horsepower (“HHP”), up from 444,000 HHP both at the end of the previous quarter and as of June 30, 2016. This includes 430,000 of frac HHP. Of the previously announced purchase of 74,000 frac HHP, half was deployed in mid-May. The remainder of this horsepower is planned to be deployed in August. Weighted average total HHP for the second quarter of 2017 was 488,000, up from 444,000 in the first quarter of 2017. Weighted average frac HHP was 406,000 for the second quarter of 2016.
Segment profit in the second quarter of 2017 almost doubled to $26.2 million compared to $13.2 million in the prior quarter. Segment margin for the second quarter of 2017 increased 800 basis points to 24% compared to 16% during the previous quarter, driven predominantly by the positive impact of incremental margins on the higher revenue base and improved pricing. Second quarter margin also benefitted from the elimination of the impact of the annual unemployment tax reset, which occurred during the first quarter. During the second quarter of 2016, segment profit was $3.4 million, or 9% of segment revenue.

Fluid Services (Water Logistics)

Fluid services revenue in the second quarter of 2017 increased 1% to $50.7 million compared to $50.2 million in the prior quarter. The slight increase in revenues was mainly driven by higher activity levels, offset by weather impacts, seasonal declines in hot oiling and a decrease in disposal utilization.

The weighted average number of fluid services trucks increased 1% to 943 during the second quarter of 2017, compared to 935 during the first quarter of 2017 and declined 3% compared to 976 during the second quarter of 2016. Truck hours were 473,500 in the second quarter, down 2% from 484,300 in the first quarter of 2017, as weather impacted fluid service revenues by $800,000 during the quarter. Revenue per truck was $53,800 compared to $53,700 in the first quarter on improved pricing and the ramp in activity. In the comparable quarter of 2016, average revenue per fluid truck was $46,600.

Segment profit in the second quarter of 2017 increased by 6% to $9.2 million, compared to a profit of $8.7 million in the first quarter of 2017. Margins improved 80 basis points on higher revenues and pricing, as well as the elimination of the unemployment tax reset impact of 160 basis points experienced in the first quarter. Second quarter margins in 2017 were negatively impacted by approximately 300 basis points due to an insurance accrual from an October 2016 event. Weather also negatively impacted margins by 30 basis points. Segment profit in the same period in 2016 was $6.9 million, or 15% of segment revenue.
Well Servicing
Well servicing revenues increased 9% to $53.1 million during the second quarter of 2017 compared to $48.6 million in the prior quarter led by increased utilization rates and improved pricing during the quarter. Well servicing revenues were $36.8 million in the second quarter of 2016. Net revenues from the Taylor manufacturing operations were $904,000 in the second quarter of 2017 compared to $230,000 in the prior quarter and $1.8 million in the second quarter of 2016.
At June 30, 2017, the well servicing rig count was 421, the same as the end of the prior quarter and at June 30, 2016. Rig hours were 162,300 in the second quarter of 2017, up 3% compared to 157,600 hours in the first quarter of 2017 and up 43% from 113,700 hours in the comparable quarter of last year. Rig utilization was 54% in the second quarter of 2017, compared to 52% in the prior quarter and up from 38% in the second quarter of 2016.

Exhibit 99.1

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $321 in the second quarter of 2017, 5% higher compared to $307 in the previous quarter and up 4% from $308 reported in the second quarter of 2016. The sequential increase was due mainly to improved pricing during the quarter.
Segment profit in the second quarter of 2017 increased 46% to $11.3 million, compared to $7.7 million in the prior quarter and increased 126% from $5.0 million during the same period in 2016. Segment profit margin increased to 21% in the second quarter of 2017 from 16% in the prior quarter led by increased activity and a full quarter’s impact of rate increases that were put into place in the late first and early second quarters, as well as the lack of the unemployment tax reset that was incurred in the first quarter of 2017. In the second quarter of 2016, segment profit was 14% of segment revenue. Segment profit from the Taylor manufacturing operations was $89,000 in the second quarter of 2017 compared to a $17,000 in the previous quarter.

Contract Drilling

Contract drilling revenues decreased by 23% to $2.1 million during the second quarter of 2017 from $2.8 million in the prior quarter. During the second quarter of 2016, this segment generated $1.5 million in revenue. Basic marketed 11 drilling rigs during the second quarter of 2017, down one from 12 in the previous quarter as well as the second quarter of 2016. Only one rig was active through the entire second quarter. Revenue per drilling day in the second quarter of 2017 was up 14% to $23,300 compared to $20,500 in the previous quarter and up from $16,100 in the second quarter of 2016 on higher contract drilling trucking revenues.
Rig operating days during the second quarter of 2017 decreased to 91 compared to 135 in the prior quarter, resulting in rig utilization of 8% during the second quarter of 2017 compared to 12% during the prior quarter. In the comparable period in 2016, rig operating days were 91, producing a utilization of 8%.
Segment profit in the second quarter of 2017 was $254,000 compared to $355,000 in the prior quarter and $93,000 in the second quarter of 2016. Segment margin for the second quarter of 2017 was 12% of segment revenues compared to 13% in the prior quarter. The decline in margin is due to only one rig being active throughout the quarter compared to two active rigs during the majority of the first quarter. Last year in the comparable period, segment margin was 6%.
G&A Expense
Reported general and administrative (“G&A”) expense for the second quarter of 2017 was $36.0 million compared to a reported G&A expense for the first quarter of 2017 of $34.2 million. Excluding costs associated with the bankruptcy and restructuring expenses incurred in 2017, G&A expense in the second quarter of 2017 was $35.0 million, or 16% of revenue, compared to $31.2 million, or 17% of revenue, in the prior quarter. Expense was higher due to a $1.7 million increase from the first quarter of 2017 in non-cash stock compensation expense, associated with the Company’s stock grants. G&A expense in the second quarter of 2016 was $27.1 million, or 23% of revenue.
Interest Expense
Net interest expense for the second quarter of 2017 was $9.2 million compared to $9.1 million in the first quarter of 2017. These amounts include interest on Basic’s term loan facility and capital leases, as well as approximately $2.3 million of non-cash interest expense related to the accretion of fair value discounts on the Company’s debt. Net interest expense was $22.5 million in the second quarter of 2016.

Exhibit 99.1

Tax Benefit
Basic’s tax expense for the second quarter of 2017 was $0 compared to $375,000 in the first quarter of 2017. The second quarter of 2017 represents an effective tax rate of 0%, compared to 1% in the prior quarter. Excluding the valuation allowance related to the temporary impairments of the deferred tax assets of $9.6 million, the operating effective tax benefit of $8.5 million in the second quarter of 2017 translated into an effective tax benefit rate of 36%.
Cash and Total Liquidity

On June 30, 2017, Basic had cash and cash equivalents of approximately $34.2 million, compared to $50.6 million at March 31, 2017 and $86.1 million on June 30, 2016.

At June 30, 2017, total liquidity was approximately $55 million, which included $20 million of availability under Basic’s amended and restated $75 million revolving credit facility.

In July 2017, Basic was successful in reducing insurance collateral by $12 million as a result of the renewal of their insurance programs. Pro forma for this reduction in required letters of credit, total liquidity at June 30, 2017 would have been $67 million.
Capital Expenditures
Total capital expenditures during the second quarter of 2017 were approximately $40.8 million (including capital leases and other financing of $26.8 million), comprised of $15.4 million for expansion projects, $23.6 million for sustaining and replacement projects and $1.8 for other projects. Expansion capital spending included $15.3 million for the completion and remedial services segment, $145,000 for the well servicing segment, and $11,000 for the fluid services segment. Other capital expenditures were mainly for facilities and IT infrastructure.

Basic currently anticipates 2017 capital expenditures of $115 million, including $70 million of capital leases and other financings. This includes committed expansion capital expenditures of $45 million in 2017. The expansion capital consists of $43 million for completion and remedial services and $2 million for the well servicing segment.
Conference Call

Basic will host a conference call to discuss its second quarter 2017 results on Friday, July 28, 2017, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until August 11, 2017 and may be accessed by calling (201) 612-7415 and using pass code 13665022#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs over 3,900 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New

Exhibit 99.1

Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
	(Unaudited)		(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$107,385	$36,228	$187,817	$75,924
Fluid services	50,740	45,491	100,946	95,741
Well servicing	53,054	36,824	101,672	75,731
Contract drilling	2,117	1,461	4,880	2,965
Total revenues	213,296	120,004	395,315	250,361
Expenses:
Completion and remedial services	81,199	32,860	148,451	67,648
Fluid services	41,580	38,619	83,118	79,786
Well servicing	41,796	31,847	82,712	66,318
Contract drilling	1,863	1,368	4,271	2,929
General and administrative (1)	36,037	27,078	70,241	56,640
Depreciation and amortization	25,956	54,847	51,369	110,999
(Gain) loss on disposal of assets	(223)	336	(690)	261
Total expenses	228,208	186,955	439,472	384,581
Operating loss	(14,912)	(66,951)	(44,157)	(134,220)
Other income (expense):
Interest expense	(9,179)	(22,521)	(18,289)	(43,235)
Interest income	6	7	18	9
Other income	144	244	235	340
Loss before income taxes	(23,941)	(89,221)	(62,193)	(177,106)
Income tax benefit (expense)	—	(662)	(374)	3,884
Net loss	$(23,941)	$(89,883)	$(62,567)	$(173,222)
Loss per share of common stock:
Basic	$(0.92)	$(2.11)	$(2.41)	$(4.14)
Diluted	$(0.92)	$(2.11)	$(2.41)	$(4.14)

Other Financial Data:
EBITDA (2)	$11,188	$(11,860)	$7,447	$(22,881)
Adjusted EBITDA (2)	12,008	(11,524)	10,778	(22,620)
Capital expenditures:
Property and equipment	7,815	6,984	33,745	11,561

	As of
	June 30,	December 31,
	2017	2016
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$34,244	$98,875
Net property and equipment	520,575	488,848
Total assets	786,366	768,160
Total long-term debt	207,487	184,752
Total stockholders' equity	362,526	414,408

Exhibit 99.1

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment profits as a percent of revenue	24%	9%	21%	11%

Fluid Services
Weighted average number of fluid service trucks	943	976	939	980
Truck hours (000's)	473.5	474.4	957.8	995.9
Revenue per fluid services truck (000's)	$54	$47	$108	$98
Segment profits per fluid services truck (000's)	$10	$7	$19	$16
Segment profits as a percent of revenue	18%	15%	18%	17%

Well Servicing
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	162.3	113.7	319.9	222.1
Rig utilization rate	54%	38%	53%	37%
Revenue per rig hour, excluding manufacturing	$321	$308	$314	$314
Well servicing rig profit per rig hour	$69	$44	$59	$42
Segment profits as a percent of revenue	21%	14%	19%	12%

Contact Drilling
Weighted average number of rigs	11	12	12	12
Rig operating days	91	91	226	182
Drilling utilization rate	8%	8%	10%	8%
Revenue per day	$23,300	$16,100	$21,600	$16,300
Drilling rig profit per day	$2,800	$1,000	$2,700	$200
Segment profits as a percent of revenue	12%	6%	12%	1%

Exhibit 99.1

(1) Includes approximately $6,575,000 and $2,044,000 of non-cash compensation expense for the three months ended June 30, 2017 and 2016, respectively, and $11,445,000 and $5,302,000 for the six months ended June 30, 2017 and 2016, respectively.

(2)    This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on customer audit settlements, and the gain or loss on disposal of assets or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
EBITDA does not reflect income taxes;
         Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
Adjusted EBITDA does not reflect Basic’s retention expense;
Adjusted EBITDA does not reflect Basic’s restructuring costs; and
Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1

The following table presents a reconciliation of net loss to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
Reconciliation of Net Loss to EBITDA:
Net loss	$(23,941)	$(89,883)	$(62,567)	$(173,222)
Income taxes	—	662	374	(3,884)
Net interest expense	9,173	22,514	18,271	43,226
Depreciation and amortization	25,956	54,847	51,369	110,999
EBITDA	$11,188	$(11,860)	$7,447	$(22,881)

The following table presents a reconciliation of net loss to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets, retention expense, and restructuring expense:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(23,941)	$(89,883)	$(62,567)	$(173,222)
Income taxes	—	662	374	(3,884)
Net interest expense	9,173	22,514	18,271	43,226
Depreciation and amortization	25,956	54,847	51,369	110,999
(Gain) loss on disposal of assets	(223)	336	(690)	261
Retention expense	—	—	1,357	—
Restructuring expense	1,043	—	2,664	—
Adjusted EBITDA	$12,008	$(11,524)	$10,778	$(22,620)